Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Laura Hodges
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS THIRD QUARTER RESULTS AND
PROVIDES PRELIMINARY OUTLOOK FOR 2015

MIAMI – October 23, 2014 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported third quarter results and provided a preliminary outlook for 2015.  Net Yields and Net Cruise Costs as well as Adjusted Net Income all performed about as expected for the quarter generating Adjusted Net Income growth of 31% to $493 million.

Early bookings for 2015 are robust and the current order book is better than at the same time last year in both volume and price.  Based on this, the company’s current earnings estimates are consistent with Street consensus of $4.55 per share for 2015.

KEY HIGHLIGHTS

Third Quarter 2014 results:

>	Net Yields were up 4.2% on a Constant-Currency basis (up 4.9% As-Reported).
>	Net Cruise Costs (“NCC”) excluding fuel were down 1.2% on a Constant-Currency basis (down 1% As-Reported), better than guidance mainly due to timing.
>	Adjusted Net Income of $492.9 million, or $2.20 per share, versus Adjusted Net Income of $377 million, or $1.71 per share, in 2013.
>	US GAAP Net Income was $490.2 million or $2.19 per share, versus $365.7 million, or $1.65 per share in 2013.

Full Year 2014 forecast:

>	Net Yields are expected to increase approximately 2.5% on a Constant-Currency basis (1.5% to 2.0% As-Reported).
>	NCC excluding fuel are expected to be flat to slightly down on a Constant-Currency basis (Flat to down 1% As-Reported).
>	Adjusted EPS is expected to be approximately $3.45 per share.

“It was another very positive quarter as we progress methodically toward our DOUBLE-

DOUBLE goals,” said Richard D. Fain, chairman and chief executive officer. “We are positioned nicely on the eve of delivery of the highly anticipated Quantum of the Seas.”

THIRD QUARTER RESULTS

Adjusted Net Income for the third quarter of 2014 was $492.9 million, or $2.20 per share, compared to Adjusted Net Income of $377 million, or $1.71 per share, in the third quarter of 2013.  US GAAP Net Income for the third quarter 2014 was $490.2 million or $2.19 per share, compared to $365.7 million or $1.65 per share in 2013.

Net Yields on a Constant-Currency basis increased 4.2% during the quarter.  Onboard and Other Revenue drove the slight upside, particularly in Europe and Alaska, with onboard revenue yields also increasing 4.4% during the quarter.

Constant-Currency NCC excluding fuel decreased 1.2% mainly due to timing.  Bunker pricing net of hedging for the third quarter was $688 per metric ton and consumption was 335,000 metric tons.

FULL YEAR 2014

The company expects full year Adjusted EPS to be approximately $3.45 per share.  Constant-Currency Net Yields are expected to increase approximately 2.5%, consistent with the mid-point of previous guidance. NCC excluding fuel are expected to be flat to slightly down on a Constant-Currency basis, consistent with prior guidance.

“Despite the usual swings, the trajectory for 2014 continues along the path described three months ago,” said Jason T. Liberty, chief financial officer.  “Our satisfaction with the positive results in Europe and Asia continues unabated, as does our eagerness to lap the highly promotional Caribbean environment.”

Bookings since the July earnings release have been solid and the company continues to be booked ahead of last year in both load factor and APD. Double-digit yield improvements on Europe and China sailings continue to offset the continuation of a highly promotional Caribbean environment.

The US Dollar has strengthened recently and that has a net negative impact on our earnings.  Correspondingly, the price of fuel in world markets has declined and net of hedging that has had a small positive impact.  The net impact of these two items is a negative $0.10 in 2014.  Over time, we believe there is a certain degree of inverse correlation between these factors, but such offsets are not complete and short run fluctuations are inevitable.  The company pointed out that it had previously raised its guidance for 2014 partially based on the weakening of the US Dollar earlier in the year.

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2014 Adjusted EPS to be approximately $3.45 per share.

The company also described an immaterial accounting change they have made this quarter relating to partially completed voyages.  For voyages of more than 10 nights, the company prorates the revenue and cruise operating costs of the voyage at the end of each quarter.  However, for shorter cruises, the company has historically only recognized the revenue and related costs upon completion of the voyage.  Thus, for shorter cruises, revenue and related costs were not recognized for partially completed voyages between quarters.  For example, the revenue from a seven night New Year’s cruise would only be recognized when the cruise ended in January even if most of the cruise took place in December.  The company has historically followed this “completed voyage” approach on its shorter voyages because the difference was immaterial and the effort required to prorate the shorter voyages was not cost beneficial.  The accumulation of new technology and process improvements have simplified the task, and beginning in the third quarter, the company now prorates all voyages.

This change has no material effect on our earnings, yields or cost metrics.  In 2014, there is an element of normalization related to prior years which will benefit earnings this year by approximately $0.13 per share.  Because it relates to prior years, the company has excluded this benefit from Adjusted Earnings. This is consistent with the company’s previous approach to Adjusted Earnings guidance.  Also in the third quarter, the company recognized a loss on the sale of the Celebrity Century of approximately $0.08.  Together, these two items increased EPS by $0.05 per share which has been excluded from Adjusted EPS but included in GAAP EPS.

In addition, largely due to the entry and success of Quantum of the Seas, we expect a proration benefit in 2014 related to this year’s December sailings of approximately $0.07 which has been included in our Adjusted Earnings guidance.

FOURTH QUARTER 2014

Constant-Currency Net Yields are expected to be up approximately 3.5% in the fourth quarter of 2014 and NCC excluding fuel are expected to be up in the range of 2% to 3%.  TUI Cruises’ additional capacity continues to be a key contributor to earnings for the fourth quarter. Based on current fuel pricing, interest rates and currency exchange rates and the factors detailed above, the company expects fourth quarter Adjusted EPS to be in the range of $0.35 to $0.40 per share.

2015 OUTLOOK

The company is experiencing strong early booking trends for 2015.  Booked load factors and APDs are higher than same time last year and the booking window has extended.  Europe sailings are off to a particularly good start, with strong booking trends from North America and from Europe.  Caribbean pricing pressure continues through the first quarter, but we expect it to improve thereafter.

It is early days yet, but the view looking forward is very encouraging and the company is optimistic that 2015 will be the sixth consecutive year for yield growth. The company has sufficient visibility into 2015 to say that it is comfortable with the Street consensus of

$4.55 per share. That would represent more than a 30% increase over this year’s record profitability.

“We anticipate another record year in 2015, an important step on the way to DOUBLE-DOUBLE,” said Richard D. Fain, chairman and chief executive officer.  “Our strategy continues to drive better revenues, and coupled with cost discipline and moderate growth, we will continue to excel.”

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts.  Based on today’s fuel prices the company has included $225 million and $943 million of fuel expense in its fourth quarter and full year 2014 guidance, respectively.

Current estimates for 2015 are $938 million of fuel expense with consumption anticipated at about 1,397,000 metric tons.  The impact of a 10% change in fuel prices for 2015 would be approximately $38 million for the full year.

Forecasted consumption is 52% hedged via swaps for the remainder of 2014 and 56%, 41% and 20% hedged for 2015, 2016 and 2017, respectively.  For the same four-years, the average cost per metric ton of the hedge portfolio is approximately $614, $635, $602 and $585, respectively.

The company provided the following fuel statistics for the fourth quarter and full year 2014:

FUEL STATISTICS	Fourth Quarter 2014	Full Year 2014
Fuel Consumption (metric tons)	339,000	1,359,000
Fuel Expenses	$225 million	$943 million

Percent Hedged (fwd consumption)	52%	52%
Impact of 10% change in fuel prices	$10 million	$10 million

In summary, the company provided the following guidance for the fourth quarter and full year of 2014:

GUIDANCE	As-Reported	Constant-Currency
Fourth Quarter 2014
Net Yields	Approx. 2%	Approx. 3.5%
Net Cruise Costs per APCD	Flat to up 1%	Approx. 1%
Net Cruise Costs per APCD excluding Fuel	1.5% to 2.0%	2% to 3%

Full Year 2014
Net Yields	1.5% to 2.0%	Approx. 2.5%
Net Cruise Costs per APCD	Flat to slightly down	Flat to slightly down
Net Cruise Costs per APCD excluding Fuel	Flat to down 1%	Flat to slightly down

	Fourth Quarter 2014	Full Year 2014
Capacity Increase	2.1%	2.4%
Depreciation and Amortization	$190 to $195 million	$765 to $770 million
Interest Expense, net	$55 to $65 million	$240 to $250 million
Adjusted EPS	$0.35 to $0.40	Approx. $3.45

1% Change in Currency	$3 million	$3 million
1% Change in Net Yield	$14 million	$14 million
1% Change in NCC x fuel	$8 million	$8 million

Exchange rates used in guidance calculations
	Current – October	Previous – July
GBP	$1.61	$1.71
CAD BRL AUD EUR	$0.90 $0.42 $0.88 $1.26	$0.93 $0.45 $0.94 $1.35

LIQUIDITY AND FINANCING ARRANGEMENTS
As of September 30, 2014, liquidity was $1.6 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2014, 2015, 2016, 2017 and 2018 are $0.2 billion, $0.7 billion, $1.4 billion, $0.9 billion and $1.2 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2014, 2015, 2016, 2017 and 2018 are $1.4 billion, $1.4 billion, $2.2 billion, $0.3 billion and $1.5 billion, respectively.

Capacity increases for 2014, 2015, 2016, 2017 and 2018 are expected to be 2.4%, 5.5%, 7.3%, 3.3% and 3.7%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.  In the fourth quarter of 2014, the Royal Caribbean International brand takes delivery of the first of three Quantum class vessels.  This is the first new ship delivery for the brand since 2010.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included restructuring charges, other costs related to our profitability initiatives, the estimated impact of the divested Pullmantur non-core businesses, the loss recognized on the sale of Celebrity Century and the impact of the change in our voyage proration. The estimated impact of the divested Pullmantur non-core businesses was arrived at by adjusting the net income (loss) of these businesses for the ownership percentage we retained as well as for intercompany transactions that are no longer eliminated in our consolidated statements of comprehensive income (loss) subsequent to the sales transaction.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar.  Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Cruise Costs excludes the estimated impact of these divested businesses. Net Cruise Costs also excludes initiative costs reported within Marketing, Selling and Administrative expenses, as well as the loss recognized on the sale of Celebrity Century included within Other Operating Expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.  For the periods prior to the sale of the Pullmantur non-core businesses, Net Revenues excludes the estimated impact of these divested businesses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Yields excludes the estimated impact of these divested businesses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with an additional eight under construction contracts.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2014, and expectations regarding the timing and results of our Double-Double initiative, costs related to our restructuring initiatives, the costs and yields expected in 2014 and other future periods, and our earnings and yield estimates for 2015.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance

This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Passenger ticket revenues	$1,786,746	$1,672,051	$4,590,048	$4,432,542
Onboard and other revenues	602,016	639,698	1,665,981	1,673,194
Total revenues	2,388,762	2,311,749	6,256,029	6,105,736
Cruise operating expenses:
Commissions, transportation and other	396,916	378,291	1,068,961	1,017,734
Onboard and other	182,658	178,269	456,296	440,466
Payroll and related	214,260	213,860	634,232	632,758
Food	120,908	119,104	358,172	351,117
Fuel	230,818	215,686	718,081	689,809
Other operating	281,322	311,591	825,794	890,726
Total cruise operating expenses	1,426,882	1,416,801	4,061,536	4,022,610
Marketing, selling and administrative expenses	239,662	249,954	790,957	781,936
Depreciation and amortization expenses	192,448	188,541	579,063	564,089
Restructuring charges	308	12,244	1,958	13,922
Operating Income	529,462	444,209	822,515	723,179

Other income (expense):
Interest income	2,117	3,299	8,023	10,451
Interest expense, net of interest capitalized	(60,100)	(79,654)	(193,931)	(256,713)
Extinguishment of unsecured senior notes	-	(4,206)	-	(4,206)
Other income (expense)	18,769	2,053	17,771	(6,037)
	(39,214)	(78,508)	(168,137)	(256,505)
Net Income	$490,248	$365,701	$654,378	$466,674

Earnings Per Share:
Basic	$2.20	$1.66	$2.95	$2.13
Diluted	$2.19	$1.65	$2.93	$2.11

Weighted-Average Shares Outstanding:
Basic	222,523	219,744	222,007	219,450
Diluted	223,859	221,004	223,351	220,744

Comprehensive Income
Net Income	$490,248	$365,701	$654,378	$466,674
Other comprehensive (loss) income:
Foreign currency translation adjustments	(18,482)	6,164	(17,845)	369
Change in defined benefit plans	(1,451)	5,423	(5,536)	10,716
(Loss) gain on cash flow derivative hedges	(249,626)	61,573	(323,179)	56,515
Total other comprehensive (loss) income	(269,559)	73,160	(346,560)	67,600

Comprehensive Income	$220,689	$438,861	$307,818	$534,274

STATISTICS
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Passengers Carried	1,324,993	1,259,204	3,886,823	3,694,893
Passenger Cruise Days	9,603,329	9,302,555	27,489,584	26,633,114
APCD	8,867,375	8,667,948	25,948,292	25,334,240
Occupancy	108.3%	107.3%	105.9%	105.1%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$183,181	$204,687
Trade and other receivables, net	252,918	259,746
Inventories	136,162	151,244
Prepaid expenses and other assets	273,112	252,852
Derivative financial instruments	14,853	87,845
Total current assets	860,226	956,374

Property and equipment, net	17,211,775	17,517,752
Goodwill	426,538	439,231
Other assets	1,101,371	1,159,590
	$19,599,910	$20,072,947

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$772,245	$1,563,378
Accounts payable	340,702	372,226
Accrued interest	66,332	103,025
Accrued expenses and other liabilities	719,349	563,702
Customer deposits	1,839,112	1,664,679
Total current liabilities	3,737,740	4,267,010
Long-term debt	6,213,829	6,511,426
Other long-term liabilities	627,313	486,246

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
232,967,271 and 230,782,315 shares issued, September 30, 2014
and December 31, 2013, respectively)	2,329	2,308
Paid-in capital	3,241,723	3,159,038
Retained earnings	6,531,569	6,054,952
Accumulated other comprehensive (loss) income	(340,889)	5,671
Treasury stock (10,308,683 common shares at cost, September 30, 2014 and December 31, 2013)	(413,704)	(413,704)
Total shareholders' equity	9,021,028	8,808,265
	$19,599,910	$20,072,947

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Nine Months Ended
	September 30,
	2014	2013
Operating Activities
Net income	$654,378	$466,674
Adjustments:
Depreciation and amortization	579,063	564,089
Loss on derivative instruments not designated as hedges	24,234	8,634
Loss on extinguishment of unsecured senior notes	-	4,206
Loss on sale of ship	17,401	-
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	69,833	14,278
Decrease (increase) in inventories	13,900	(13,541)
Increase in prepaid expenses and other assets	(3,596)	(28,363)
(Decrease) increase in accounts payable	(33,668)	43,415
(Decrease) increase in accrued interest	(36,693)	14,219
Increase in accrued expenses and other liabilities	48,600	29,496
Increase in customer deposits	104,211	131,237
Other, net	21,901	(4,240)
Net cash provided by operating activities	1,459,564	1,230,104

Investing Activities
Purchases of property and equipment	(559,018)	(534,046)
Cash paid on settlement of derivative financial instruments	(14,808)	(8,451)
Investments in unconsolidated affiliates	(69,748)	(60,426)
Cash received on loan to unconsolidated affiliate	76,167	23,372
Proceeds from sale of ship	220,000	-
Other, net	2,592	1,147
Net cash used in investing activities	(344,815)	(578,404)

Financing Activities
Debt proceeds	1,917,550	1,519,464
Debt issuance costs	(49,641)	(51,720)
Repayments of debt	(2,958,427)	(2,065,965)
Dividends paid	(131,857)	(54,159)
Proceeds from exercise of common stock options	65,885	13,626
Cash received on settlement of derivative financial instruments	22,835	-
Other, net	1,422	1,140
Net cash used in financing activities	(1,132,233)	(637,614)

Effect of exchange rate changes on cash	(4,022)	626

Net (decrease) increase in cash and cash equivalents	(21,506)	14,712
Cash and cash equivalents at beginning of period	204,687	194,855
Cash and cash equivalents at end of period	$183,181	$209,567

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$208,311	$232,769

Non cash Investing Activities
Purchases of property and equipment through asset trade in	$-	$46,375

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2014	2014 On a Constant Currency basis	2013	2014	2014 On a Constant Currency basis	2013
Passenger ticket revenues	$1,786,746	$1,773,105	$1,672,051	$4,590,048	$4,616,566	$4,432,542
Onboard and other revenues	602,016	600,154	639,698	1,665,981	1,664,738	1,673,194
Total revenues	2,388,762	2,373,259	2,311,749	6,256,029	6,281,304	6,105,736
Less:
Commissions, transportation and other	396,916	394,827	378,291	1,068,961	1,072,832	1,017,734
Onboard and other	182,658	182,466	178,269	456,296	456,264	440,466
Net Revenues including divested businesses	1,809,188	1,795,966	1,755,189	4,730,772	4,752,208	4,647,536
Less:
Net Revenues related to divested businesses
prior to sales transaction	-	-	70,098	35,656	34,403	142,643
Net revenues	$1,809,188	$1,795,966	$1,685,091	$4,695,116	$4,717,805	$4,504,893

APCD	8,867,375	8,867,375	8,667,948	25,948,292	25,948,292	25,334,240
Gross Yields	$269.39	$267.64	$266.70	$241.10	$242.07	$241.01
Net Yields	$204.03	$202.54	$194.40	$180.94	$181.82	$177.82

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2014	2014 On a Constant Currency basis	2013	2014	2014 On a Constant Currency basis	2013
Total cruise operating expenses	$1,426,882	$1,425,119	$1,416,801	$4,061,536	$4,067,566	$4,022,610
Marketing, selling and administrative expenses	239,662	238,514	249,954	790,957	787,155	781,936
Gross Cruise Costs	1,666,544	1,663,633	1,666,755	4,852,493	4,854,721	4,804,546
Less:
Commissions, transportation and other	396,916	394,827	378,291	1,068,961	1,072,832	1,017,734
Onboard and other	182,658	182,466	178,269	456,296	456,264	440,466
Net Cruise Costs including divested businesses	1,086,970	1,086,340	1,110,195	3,327,236	3,325,625	3,346,346
Less:
Net Cruise Costs related to divested businesses prior to sales transaction	-	-	67,760	47,854	46,158	151,927
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	1,240	1,186	-	15,036	14,813	-
Loss on sale of ship included within other operating expenses	17,401	17,401	-	17,401	17,401	-
Net Cruise Costs	1,068,329	1,067,753	1,042,435	3,246,945	3,247,253	3,194,419
Less:
Fuel	230,818	231,745	215,686	718,081	721,446	689,809
Net Cruise Costs Excluding Fuel	$837,511	$836,008	$826,749	$2,528,864	$2,525,807	$2,504,610

APCD	8,867,375	8,867,375	8,667,948	25,948,292	25,948,292	25,334,240
Gross Cruise Costs per APCD	$187.94	$187.61	$192.29	$187.01	$187.09	$189.65
Net Cruise Costs per APCD	$120.48	$120.41	$120.26	$125.13	$125.14	$126.09
Net Cruise Costs Excluding Fuel per APCD	$94.45	$94.28	$95.38	$97.46	$97.34	$98.86

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	September 30,	December 31,
	2014	2013

Long-term debt, net of current portion	$6,213,829	$6,511,426
Current portion of long-term debt	772,245	1,563,378
Total debt	6,986,074	8,074,804
Less: Cash and cash equivalents	183,181	204,687
Net Debt	$6,802,893	$7,870,117

Total shareholders' equity	$9,021,028	$8,808,265
Total debt	6,986,074	8,074,804
Total debt and shareholders' equity	$16,007,102	$16,883,069
Debt-to-Capital	43.6%	47.8%
Net Debt	$6,802,893	$7,870,117
Net Debt and shareholders' equity	$15,823,921	$16,678,382
Net Debt-to-Capital	43.0%	47.2%

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net Income	$490,248	$365,701	$654,378	$466,674
Restructuring charges	308	12,244	1,958	13,922
Other initiative costs	1,240	-	17,275	-
Estimated impact of divested businesses prior to sales transaction	-	(922)	11,013	8,774
Loss on sale of ship included within other operating expenses	17,401	-	17,401	-
Impact of voyage proration change	(16,344)	-	(16,344)	-
Adjusted Net Income	$492,853	$377,023	$685,681	$489,370

Weighted-Average Shares Outstanding - Diluted	223,859	221,004	223,351	220,744

Earnings per Share - Diluted	$2.19	$1.65	$2.93	$2.11
Restructuring charges	-	0.06	0.01	0.07
Other initiative costs	-	-	0.07	-
Estimated impact of divested businesses prior to sales transaction	-	-	0.05	0.04
Loss on sale of ship included within other operating expenses	0.08	-	0.08	-
Impact of voyage proration change	(0.07)	-	(0.07)	-

Adjusted Earnings per Share - Diluted	$2.20	$1.71	$3.07	$2.22